Exhibit 99.1

Contacts: Investors: Dean Schorno Genomic Health 650-569-2281 investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Third Quarter 2010 Financial Results and Business
Progress
Delivered Second Profitable Quarter with Net Income of $3.7 million
Product Revenue Increased 18%
Tests Delivered Grew 17% Driven by Increased Worldwide Sales of
Oncotype DX® Breast and Colon Cancer Tests
Conference Call Today at 4:30 p.m. ET
REDWOOD CITY, Calif., November 8, 2010 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2010.
Total revenue increased to $46.3 million in the third quarter of 2010, compared with $39.5 million in the third quarter of 2009. Product revenue was $45.8 million in the third quarter of 2010, an increase of 18 percent, compared with $38.9 million in the third quarter of 2009.
Net income was $3.7 million in the third quarter of 2010, compared with a net loss of $502,000 in the third quarter of 2009. Basic and diluted net income per share was $0.13 and $0.12, respectively, in the third quarter of 2010, compared with basic and diluted net loss per share of $0.02 in the third quarter of 2009.
“Our strong third quarter results reflect an increase in revenues and test volume across all segments of our business and increasing reimbursement worldwide,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “We delivered profit for the second consecutive quarter while continuing to invest in our global commercial infrastructure as well as multiple research and development initiatives aimed at expanding our reach to cancer patients in new markets throughout the world.”
Additional Third Quarter 2010 Financial Results
Total operating expenses for the third quarter of 2010 were $42.9 million, including cost of product revenues of $8.9 million, compared with total operating expenses for the comparable period in 2009 of $40.1 million, including cost of product revenues of $8.3 million. Included in operating expenses for the third quarter of 2010 were non-cash charges of $4.5 million, including $2.7 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2009 of $4.2 million, including $2.5 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.
Cash and cash equivalents and short-term investments at September 30, 2010 increased by $12.3 million to $69.7 million, compared with $57.4 million at December 31, 2009.
Financial Results for Nine Months Ended September 30, 2010
Total revenue for the nine months ended September 30, 2010 was $131.0 million, compared with $110.0 million for the first nine months of 2009. Product revenue for the nine months ended September 30, 2010 was $128.6 million, compared with $107.5 million for the first nine months of 2009, an increase of 20 percent.
Net income was $2.6 million for the nine months ended September 30, 2010, compared with a net loss of $9.1 million for the first nine months of 2009. Basic and diluted net income per share was $0.09 for the nine months ended September 30, 2010, compared with basic and diluted net loss per share of $0.32 for the first nine months of 2009.
Commercial Progress
•	Delivered more than 14,730 Oncotype DX® test results in the third quarter of 2010, an increase of 17 percent, compared with more than 12,600 test results delivered in the third quarter of 2009.

•	Established contracts with the Blue Cross Blue Shield plans of Delaware, Florida, and Montana, and with Blue Cross of Northeastern Pennsylvania (NEPA), for estrogen-receptor positive node-negative breast cancer, including patients with micrometastases.

•	Established a contract with EmblemHealth for certain estrogen-receptor positive breast cancer patients providing in-network benefit coverage for approximately 3.3 million lives in the Northeast.
     Oncotype DX Breast Cancer Updates
•	The NCI-sponsored Eastern Cooperative Oncology Group completed enrollment of more than 10,000 early-stage breast cancer patients from more than 900 sites on four continents in the TAILORx clinical trial.

•	Signed contracts for payment with several hospitals in the United Kingdom, Ireland and Mexico; and an additional payor in Greece.

•	Presented positive results from first European clinical decision impact study of the Oncotype DX breast cancer test in Spain at the European Society for Medical Oncology (ESMO) Congress, demonstrating a more than 30 percent change in chemotherapy treatment recommendations, consistent with previously reported results in the U.S. and Israel.

•	Presented positive results from an exploratory cost effectiveness analysis of the Oncotype DX breast cancer test in Australia and from a cost-benefit assessment in Singapore at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) Asia Pacific Conference in September.

•	Presented results at the Interamerican Breast Cancer Conference in July confirming that the distribution of Recurrence Score® results in Latin American breast cancer patients is consistent with those observed in the U.S.

•	Initiated a clinical decision impact study with researchers in Australia.
     Oncotype DX Colon Cancer Update
•	Secured reimbursement from a leading public insurer in Greece covering more than 20 percent of the population for stage II colon cancer.

Product Pipeline, Peer-Reviewed Publications and Medical Meeting Highlights
•	Received acceptance from the Society of Urologic Oncology to present initial results from prostate cancer gene identification study at its upcoming annual meeting on December 9.

•	Initiated sample processing for large clinical trial in ductal carcinoma in situ (DCIS) breast cancer and plan to report results in the first half of 2011.

•	Completed sample processing for a second recurrence study in stage II colon cancer and plan to report results in 2011.

•	The National Comprehensive Cancer Network (NCCN) issued their first breast cancer treatment guidelines intended for patient use “recommending Oncotype DX because it has been tested and determined to be able to predict which women can safely undergo chemotherapy.”

•	The Journal of Clinical Oncology published results of a study demonstrating that quantitative reporting for HER2 gene expression, as measured by the company’s Oncotype DX breast cancer test, has a high degree of concordance with fluorescence in situ hybridization (FISH).

•	Presented results at the ASCO Breast Cancer Symposium in October of a study describing the wide variation of Recurrence Score results in rare breast cancer subtypes.

•	Presented collective findings at the ESMO Congress in October from five studies of more than 3,000 patients that were used to develop and validate the Oncotype DX 12-gene colon cancer Recurrence Score as an independent predictor of recurrence in stage II colon cancer that provides value beyond other available measures.

•	Presented results at the Beyond the Genome conference in October of two studies demonstrating the feasibility of identifying candidate expression biomarkers using next generation sequencing technology with standard tumor specimens that are routinely collected in clinical practice.

•	Seven abstracts were accepted for presentation at the upcoming San Antonio Breast Cancer Symposium (SABCS) December 8-10.
Conference Call Details
To access the live conference call on November 8 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through November 15, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 19819777.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com/eventdetail.cfm?eventid=87666. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the global development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX® breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health launched its Oncotype DX colon cancer test in January 2010. As of September 30, 2010, more than 10,000 physicians in over 55 countries had ordered more than 175,000 Oncotype DX tests. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increasing reimbursement worldwide; the company’s ability to continue to invest in its global commercial infrastructure and multiple research and development initiatives aimed at expanding its reach to cancer patients in new markets throughout the world; the outcome, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the impact of the economy on our business; our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by FDA; the impact of healthcare legislation on our business; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$45,773	$38,910	$128,553	$107,529
Contract revenues	544	607	2,432	2,436

Total revenues	46,317	39,517	130,985	109,965

OPERATING EXPENSES:
Cost of product revenues	8,853	8,301	25,927	24,019
Research and development	8,180	9,120	23,953	27,007
Selling and marketing	17,336	15,313	52,868	45,719
General and administrative	8,561	7,316	25,640	22,318

Total operating expenses	42,930	40,050	128,388	119,063

Income (loss) from operations	3,387	(533)	2,597	(9,098)

Interest and other income	70	116	219	591
Interest and other expense	(2)	(22)	(31)	(109)

Income (loss) before income taxes	3,455	(439)	2,785	(8,616)

Income tax provision (benefit)	(215)	63	182	454

Net income (loss)	$3,670	$(502)	$2,603	$(9,070)

Basic net income (loss) per share	$0.13	$(0.02)	$0.09	$(0.32)
Diluted net income (loss) per share	$0.12	$(0.02)	$0.09	$(0.32)

Shares used to compute basic net income (loss) per share	28,832,280	28,579,045	28,783,676	28,538,915
Shares used to compute diluted net income (loss) per share	29,583,359	28,579,045	29,625,008	28,538,915

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$23,616	$9,082
Short-term investments	46,095	48,366
Accounts receivable, net	12,311	11,123
Prepaid expenses and other current assets	5,539	5,677

Total current assets	87,561	74,248

Property and equipment, net	10,524	12,865
Restricted cash	500	500
Other assets	1,568	494

Total assets	$100,153	$88,107

Accounts payable	$2,539	$1,304
Accrued expenses and other current liabilities	14,503	14,940
Deferred revenues	1,685	2,238
Notes payable	43	225
Other liabilities	1,437	891
Stockholders’ equity	79,946	68,509

Total liabilities and stockholders’ equity	$100,153	$88,107

The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.